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                                   EXHIBIT 4

                   PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             AMENDED INCENTIVE AND NON QUALIFIED STOCK OPTION PLAN

    1. Purpose. The purpose of the Amended Incentive and Non Qualified Stock Option Plan (the "Plan") is to provide an incentive to selected officers and key employees of Pennsylvania Real Estate Investment Trust (the "Trust") to acquire a proprietary interest in the Trust, to continue as its officers and employees and to increase their efforts on behalf of the Trust.

    2. The Plan. The Plan shall consist of options to acquire shares of beneficial interest, par value $1.00 per share, of the Trust (the "Shares"). An option intended to qualify as incentive stock option and identified as an Incentive Stock Option in the Agreement by which it is evidenced shall be an Incentive Option ("Incentive Option") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). An option or a portion thereof that does not qualify under Section 422 or any other section of the Code shall be a non qualified option ("NQSO") and may be identified in the Agreement by which it is evidenced as a NQSO. Incentive Options and NQSO's are collectively referred to herein as "Options".

    3. Administration.

                  (a) The Plan shall be administered by a Committee (the "Committee") of the Board of Trustees of the Trust (the "Board"). The Committee shall consist of three (3) or more members of the Board who are not eligible to participate in the Plan while serving on the Committee and shall not have been, at any time within one (1) year prior to appointment to the Committee, eligible for selection as a person to whom an option under the Plan may be granted pursuant to the Plan or any other Plan of the Trust and shall be a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor rule or regulation.

                  (b) The Committee may exercise such power and authority as may be necessary for the Committee to carry out its functions as described in the Plan. It shall have plenary authority in its discretion, subject only to the express provisions of the Plan and of Code section 422A:

                           (i) to determine which of the eligible persons shall be granted options ("Grantees") and the number and terms of the Options to be granted to each. In making any determination, the Committee shall consider the position and responsibilities of the proposed Grantee being considered, the nature and value to the Trust of his services and accomplishments, his present and potential contribution to the success of the Trust and such other factors as the Committee may deem relevant;

                           (ii) to determine the dates of grant of Options;

                           (iii) to prescribe the form of the instruments evidencing any Options granted under the Plan;



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                           (iv) to determine whether the Option is an Incentive
     Option or an NQSO;

                           (v) to interpret the Plan and determine the terms and provisions of the agreements evidencing the Options and to make all other determinations necessary for Plan administration;

                           (vi) to adopt, amend and rescind rules and regulations for the administration of the Plan and for its own acts and proceedings;

                           (vii) to decide all questions and settle all controversies and disputes of general applicability which may arise in connection with the Plan; and

                           (viii) to amend the terms of the Plan as provided in
     Section 9.

    All decisions, determinations and interpretations with respect to the foregoing matters shall be made by the Committee and shall be final and binding upon all persons. Acts of a majority of the members of the Committee present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed to be acts of the Committee.

    No member of the Board or the Committee shall be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any grant of an Option under it.

    4. Effectiveness and Termination of Plan. This Plan shall become effective as of the date of adoption thereof by the Board, subject to approval of this Plan by the shareholders of the Trust. Any Option outstanding under this Plan at the time of termination of the Plan shall remain in effect in accordance with its terms and conditions and those of the Plan. This Plan shall terminate on the earliest of:

                  (a) the tenth anniversary of the effective date as determined under this Section 4; or

                  (b) the date when all Shares reserved for issuance under the Plan shall have been acquired through exercise of Options granted under the Plan; or

                  (c)      such earlier date as the Board may determine.

    5. Shares Subject to the Plan. The aggregate number of Shares which may be subject to Options granted under the Plan shall be four hundred thousand (400,000) or the number and kinds of Shares or other securities which shall be substituted for the Shares or to which such Shares shall be changed as provided in Section 8. The Shares deliverable upon the exercise of an Option under the Plan may be made available from unissued Shares not reserved for any other purpose or Shares reacquired by the Trust. All or any Shares subjected under this Plan to an Option which, for any reason, terminates unexercised as to such Shares, may again be subjected to an Option under the Plan.



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    6. Option Agreement. Each Grantee shall enter into a written agreement with the Trust, which shall contain such provisions, consistent with the Plan, as may be established at any time or from time to time by the Committee. No Grantee shall have the right in any Option unless, and until, a written option agreement is entered into with the Corporation.

    7. Grant, Terms and Conditions of Options. Options may be granted by the Committee at any time and from time to time prior to the termination of the Plan. Except as hereinafter provided, Options granted pursuant to the Plan shall be subject to the following terms and conditions:

                  (a) Grantees. The Grantees shall be such officers or key employees of the Trust as determined by the Committee. No person shall be eligible for the grant of an Incentive Option who owns, or would own immediately before the grant of such Incentive Option, directly or indirectly, Shares possessing more than ten percent (10%) of the total combined voting power of all classes of Shares of the Trust ("10% Shareholder"). This sentence of Section 7(a) shall not apply if, at the time such Incentive Option is granted, the Incentive Option price is at least one hundred ten percent (110%) of fair market value and the Incentive Option is not, by its terms, exercisable after the expiration of five (5) years from the date of grant.

                  (b) Purchase Price. The purchase price of Shares upon exercise of an Option shall be no less than the fair market value of the Shares, without regard to any restriction, on the date of grant of an Option; provided, however, if an Incentive Option is granted to a person owning Shares of the Trust possessing more than 10% of the total combined voting power of all classes of Shares of the Trust as defined in Code Section 422A the purchase price shall be no less than 110% of the fair market value of the Shares, without regard to any restriction, on the date of grant of an Incentive Option to such individual. The fair market value of the Shares on the date of grant shall be: (i) if the Shares are listed on a national securities exchange, the closing price of the Shares on such date; provided, however, if on such date the Shares were traded on more than one national securities exchange, then the closing price on the exchange on which the greatest volume of Shares were traded on such day; (ii) if the Shares are not listed on a national securities exchange and are traded over-the-counter, the last sale price of the Shares on such date as reported by NASDAQ or, if not reported by NASDAQ, the average of the closing bid and asked prices for the Shares on such date; and (iii) if the Shares are neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Committee shall in good faith determine. If the Shares are listed on a national securities exchange or are traded over-the-counter but are not traded on the date of grant, then the price shall be determined by the Committee by applying the principles contained in Proposed Treasury Regulation section 1.422A-2(e) and treasury Regulation section 20.2031-2 or successor provisions thereto. The fair market value of the Shares shall be determined by, and in accordance with, procedures to be established by the Committee, whose determination shall be final.

                  (c) Payment for Shares. The purchase price for Shares upon exercise of an Option shall be paid in full in United States dollars in cash or by check at the time of purchase; provided, however, that at the discretion of the Committee, the purchase price may be paid with (i) Shares of the Trust already owned by, and in possession of, the Grantee or (ii) any combination of United States dollars or Shares of the Trust. Shares of the Trust used to satisfy the exercise price of an Option shall be valued as of the date of exercise at their fair market value determined in accordance with the rules


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set forth in Section 7(b) hereof. The purchase price shall not be subject to adjustment, except as provided in Section 8 hereof.

                  (d) Limitation. Notwithstanding any provision contained herein to the contrary, the aggregate fair market value (determined at the time an Option is granted) of Shares for which Incentive Options are exercisable for the first time under the terms of the Plan by a Grantee during any calendar year (under all plans of the Trust defined in Code Section 425) is limited to $100,000. In the event that the aggregate fair market value of Shares with respect to such Incentive Option exceeds $100,000, the Incentive Options granted hereunder to such Grantee shall, to the extent and in the order required by regulations promulgated under the Code, automatically be deemed to be NQSO, but all other terms and provisions of such Incentive Options shall remain unchanged. Moreover, the Committee may grant an Option that provides that the aggregate fair market value of Shares for which Options are exercisable for the first time in a given year exceeds $100,000, by specifically providing in the grant the portion of the Option that is an Incentive Option and the portion of the Option that is a NQSO.

                  (e) Duration and Exercise of Options. Options may be exercisable for terms of up to but not exceeding ten years from the date the particular Option is granted; provided, however, the Incentive Options granted to a 10% Shareholder may be exercisable for a term of up to but not exceeding five years from the date the particular Incentive Option is granted. Subject to the foregoing, Options shall be exercisable at such time and in such amounts (up to the full amount thereof) as may be determined separately in each instance by the Committee at the time of the grant. If an Option granted under the Plan is exercisable in installments, the Committee shall determine what events, if any, will make it subject to acceleration. During his or her lifetime, only the Grantee may exercise an Option.

                  (f) Termination of Employment. Upon the termination of Grantee's employment, his rights to exercise an Option held by such Grantee shall be only as follows:

                           (i) Retirement or Disability. If the Grantee's
employment is terminated because he or she has attained the age which the Trust may from time to time establish as the retirement age for any class of its employees or, with the approval of the Committee, because of permanent disability as defined in Code Section 22(e)(3), he or she may, within nine months following such termination, exercise the Option with respect to all or any part of the Shares subject thereto. The Option shall become fully vested and immediately exercisable to the extent not previously exercised for the full amount or any part thereof, including a partial exercise from time to time within the nine-month period. However, if he or she dies before the end of the nine-month period after the termination of his or her employment due to retirement or disability, his or her estate (as defined below in Section 7(f)(ii) hereof) shall have the right, subject to the procedures set forth below, to exercise such Option within one year following such termination.

                           (ii) Death. If a Grantee's employment is terminated
by death, the Option shall become fully vested and immediately exercisable to the extent not previously exercised for the full amount or any part thereof and his or her estate shall have the right for a period of one year following the date of such death to exercise the Option including a partial exercise from time to time within the twelve-month period. A Grantee's "estate" shall mean his or her legal representative upon his or her death or any person who acquires the

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    right to exercise an Option by reason of the Grantee's death. The Committee may in its discretion require the estate of a Grantee to supply the Committee with written notice of the Grantee's death and a copy of the will or such other evidences as the Committee deems necessary to establish the validity of the transfer of an Option. The Committee may also require that the estate of a Grantee agrees to be bound by all of the terms and conditions of the Plan.

                           (iii) Change of Control. Notwithstanding any
provision in this Plan to the contrary, upon the occurrence of a "Change of Control" (as defined below), each Option granted under the Plan and outstanding at such time shall become fully vested and immediately exercisable to the extent not previously exercised and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan. "Change of Control shall mean:

                                    I. The acquisition by an individual, entity
or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d)-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then outstanding voting securities of the Trust entitled to vote generally in the election of trustees (the "Outstanding Shares"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Trust, (ii) any acquisition by the Trust, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any corporation controlled by the Trust, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (III) below, or (v) any acquisition by any Person entitled to file Form 13G under the Exchange Act with respect to such acquisition; or

                                    II. individuals who, as of the date hereof,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Trust's shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual whose initial assumption of office occurs as a result to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                                    III. approval by the shareholders of the
Trust of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Trust (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Trust or all or substantially all of the Trust's assets either directly or through one more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding shares, (ii) no Person (excluding any employee benefit plan (or related trust) of the Trust or such corporation resulting from

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such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of trustees or directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                                    IV. approval by the shareholders of the
Trust of a complete liquidation or dissolution of the Trust.

                           (iv) Cause and Competition. If the employment of a Grantee is terminated for "Cause" (as defined below) or the Grantee terminates his or her employment and commences working for a "Competitor" (as defined below), his or her right under any then outstanding Option shall terminate at the time of such termination of employment. In addition, any Shares issued upon exercise of Options may be subject to forfeiture pursuant to Section 7(f)(v) if the Grantee becomes employed or otherwise associated with a Competitor within two months of exercise. As used in this subsection
    (iv) of this Section 7(f), in the case of any Grantee not subject to a written employment agreement, "Cause" shall mean any willful or intentional act having the effect of injuring the reputation, business or business relationships of the Trust or any repeated or continuous failure, neglect or refusal to perform in a satisfactory manner duties assigned to such Grantee. In the case of a Grantee subject to a written employment agreement, "Cause" shall mean any action giving the Trust the right to terminate such person's employment agreement for Cause. "Competitor" shall mean any person or entity other than the Trust engaged in a business competitive (in good faith judgment of the Committee) with that of the Trust.

                           (v) Other Reasons. In the case of a Grantee whose employment is terminated for any reason other than those provided above under "Retirement or Disability," "Death," "Change of Control" or "Cause and Competition," the Grantee may, within the three-month period following such termination, exercise the Option to the extent that the right to exercise had accrued prior to such termination. However, if he or she dies prior to the end of the three-month period after termination of his or her employment, his or her estate (as defined above in Section 7(f)(ii) hereof) shall have the right, subject to the procedures set forth above, to exercise such Option within one year following such termination; provided, however, that the Trust by which the Grantee is employed, may retain the Shares issuable upon exercise of such Option pursuant to this subsection (v) for a period of two months from exercise and, if the Grantee becomes employed or otherwise associated with, or enters into an agreement to become employed or otherwise associated with, a Competitor prior to or during such two-month period, either as a director, trustee, officer, employee, agent, representative or otherwise, then the Trust may retain and cancel such shares, refund any purchase price paid by the Grantee to the Trust, and thereafter all rights of such Grantee in the Option and the Shares issuable upon exercise of the Option shall immediately cease.

                  (g) Transferability of Option. No Options shall be transferable unless transferred by will or the laws of descent and distribution.


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                  (h) Modification, Extension and Renewal of Options. Subject to
the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, including amending the terms of an Option at any time to include provisions that have the effect of changing an Incentive Option to a NQSO, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the Grantee, impair any rights or alter any obligations under any Option theretofore granted under the Plan nor shall any modification be made which shall adversely affect the status of an Incentive Option under Code section 422A.

                  (i) Other Terms and Conditions. Options may contain such other provisions not inconsistent with any of the foregoing terms as the Committee shall deem appropriate.

    8. Adjustment for Changes in the Shares.

                  (a) In the event the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the Trust or of another trust or corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise), then there shall be substituted for or added to each Share theretofore appropriated or thereafter subject or which may become subject to an Option under this Plan, the number and kind of Shares or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled, as the case may be. Outstanding Options shall also be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any share or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, then, if the Committee or Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

                  (b) Fractional Shares resulting from any adjustment in Options pursuant to this Section 8 may be settled in cash or otherwise as the Committee or Board shall determine. Notice of any adjustment shall be given by the Trust to each holder of an Option which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

                  (c) Notwithstanding Section 8(a) hereof, the Committee or Board shall have the power, in the event of the disposition of all or substantially all of the assets of the Trust, or the dissolution of the Trust, or the merger or consolidation of the Trust with or into any other real estate investment trust, corporation, or the merger or consolidation of any other real estate investment trust or corporation into the Trust, or the making of a tender offer to purchase all or a substantial portion of the Shares of the Trust, to amend all outstanding Options (upon such conditions as it shall deem appropriate) to (i) permit the exercise of all such Options prior to the effectiveness of any such transaction and to terminate such Options as of such effectiveness, or (ii) require the forfeiture of all Options, provided the Trust pays to the Grantee the excess of the fair market value of the Shares in


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which the Grantee's rights have not become vested at such date over the purchase price, as provided for in Section 7(b) hereof, or (iv) make such other provisions as the Committee or Board shall deem equitable.

    9. Amendment of the Plan. The Committee may amend the Plan, may correct any defect or supply any omissions or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent it shall deem desirable to carry the Plan into effect without action on the part of the shareholders of the Trust; provided, however that, except as provided in Section 8 hereof and this Section 9, without prior approval by the shareholders of the Trust: (i) the total number of Shares subject to the Plan shall not be increased; (ii) no Option shall be exercisable more than ten years after the date it is granted; (iii) the expiration date of the Plan shall not be extended; (iv) transfer the administration of the Plan to any person who is not a "disinterested person" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and as amended from time to time; and (v) no amendment shall be of any force and effect which shall decrease the price at which Options may be granted, permit the grant of any Option to purchase Shares subject to such Option, increase the number of Shares to be received on exercise of an Option, or materially modify the requirements as to eligibility for participation in the Plan.

    10. Interpretation and Construction. The interpretation and construction of any provisions of the Plan by the Committee shall be final, binding and conclusive for all purposes.

    11. Application of Funds. The proceeds received by the Trust from the sale of Shares pursuant to this Plan will be used for general Trust purposes.

    12. No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon the Grantee to exercise the Option.

    13. Plan Not a Contract of Employment. The Plan is not a contract of employment, and the terms of employment of any Grantee shall not be affected in any way by the Plan or related instruments except as specifically provided herein. The establishment of the Plan shall not be construed as conferring any legal rights upon any Grantee for a continuance of employment, nor shall it interfere with the right of the Trust to discharge any Grantee and to treat him without regard to the effect which such treatment might have upon him as a Grantee.

    14. Expenses of the Plan. All of the expenses of administering the Plan shall be paid by the Trust.

    15. Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Trust shall not be obligated to cause to be issued or delivered any certificates for Shares to be delivered pursuant to the exercise of an Option unless and until the Trust is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations or governmental authority and the requirements of any exchange upon which Shares are traded. The Trust shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulations or requirement. The Committee may require, as a condition of the issuance and


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delivery of such certificates and in order to ensure compliance with such laws, regulations and requirements, such representations as the Committee, in its sole discretion, deems necessary or desirable. Each Option shall be subject to the further requirement that if at any time the Board shall determine in its discretion that the listing or qualification of the Shares subject to such Option, under any securities exchange or association requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of such Option or the issue of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

    16. Governing Law. Except to the extent preempted by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.



Date of Adoption
By the Board:  September 17, 1990.

Date of Approval
By the Shareholders:  December 19, 1990.

Date of Adoption of Amended Plan
By the Board:  December 14, 1993.

Date of Approval of the Amended Plan
By the Shareholders: December 15, 1994.



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